UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JANUARY 7, 2004

OSI SYSTEMS, INC.

(EXACT NAME OF REGISTRANT SPECIFIED IN CHARTER)

CALIFORNIA	000-23125	330238801
(STATE OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

12525 CHADRON AVENUE

HAWTHORNE, CA 90250

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

(310) 978-0516

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Item 2.    Acquisition or Disposition of Assets

On January 7, 2004, OSI Systems, Inc. (“OSI Systems”), completed the acquisition of Advance Research & Applications Corp., a California corporation (“ARACOR”) pursuant to a certain Merger Agreement and Plan of Organization dated as of December 18, 2003 (the “Merger Agreement”). The acquisition was accomplished by means of a merger between OSI Subsidiary, Inc., a California corporation and a wholly owned subsidiary of OSI Systems (“OSI Subsidiary”), with and into ARACOR.

Under the terms of the Merger Agreement, each issued and outstanding share of common stock and each option to purchase common stock (whether vested or not) of ARACOR was converted into the right to receive from OSI Systems: (i) an initial cash payment (“Initial Cash Payment”) calculated in accordance with the following formula: ($19,601,000.00 plus the aggregate of all exercise prices payable with respect to ARACOR’s issued and outstanding options to purchase common stock of ARACOR as of the closing date of the merger and minus transaction legal and financial advisory fees) divided by (the number of issued and outstanding shares of ARACOR’s common stock as of the closing date of the merger plus the number of shares of ARACOR’s common stock issuable upon exercise of ARACOR’s issued and outstanding options as of the closing date of the merger); and (ii) a contingent cash payment (the “Contingent Cash Payment”) calculated based on ARACOR’s revenues, net sales and other financial measures more fully described in Section 4 of the Merger Agreement.

After application of the Initial Cash Payment formula described above, payments to ARACOR’s shareholders and optionholders totaled $18,972,394.00 in the aggregate. The total amount of the Contingent Cash Payment payable to ARACOR’s shareholders and optionholders shall not exceed $30,000,000.00 in the aggregate. Each Contingent Cash Payment is due 90 days after June 30 of each year included in the contingent payment period. The last Contingent Cash Payment is due 90 days after December 31, 2010, if applicable. The aggregate amount of the Initial Cash Payment was paid to the ARACOR’s shareholders on a pro rata basis and to ARACOR’s optionholders, also on a pro rata basis, but after adjustment to account for the exercise price of their options. The Contingent Cash Payment shall be paid to both ARACOR’s shareholders and optionholders on a pro rata basis. OSI Systems used its available cash to make the Initial Cash Payment and intends to use its cash on hand to make the Contingent Cash Payments.

Following the close of the Merger Agreement, all of ARACOR’s plant and equipment will continue to be operated in their current location in Sunnyvale, California.

ARACOR develops and manufactures X-ray test and inspection systems for industrial nondestructive evaluation and process control applications; manufactures cargo inspection systems; and provides research services in related areas. ARACOR is a leading manufacturer of digital radiographic (“DR”) and computed tomography (“CT”) systems.

ARACOR is a leading U.S. manufacturer of high-energy X-ray imaging systems. The X-ray imaging products include DR, real-time radiography, and CT systems, which are used for industrial nondestructive inspection, quality control, metrology and for the non-intrusive inspection of vehicles and cargo containers to detect contraband. ARACOR also manufactures the Model 4100 Automatic Semiconductor Irradiation System used for process control and testing of electronic components.

ARACOR’s patented Model 4100 Automatic Semiconductor Irradiation System is used to test military and aerospace electronic components at the wafer level of production, to determine if they meet specifications for survivability to total radiation exposure and transient-radiation/latch-up effects. The Model 4100 is the only instrument available that can perform these types of tests at the wafer level and in a general laboratory environment. Significant cost and throughput advantages are realized with the use of this instrument.

Prior to the Merger Agreement, ARACOR purchased photodiodes from UDT Sensors, Inc., a wholly owned subsidiary of OSI Systems.

Item 7.	Financial Statements and Exhibits

a. The financial statements of the business acquired will be filed by amendment within the allowable time period.

b. The pro forma financial information will be included in the amendment referred to above.

c. Exhibits:

2.1 Merger Agreement and Plan of Organization dated as of December 18, 2003 by and among ARACOR, Robert A. Armistead, OSI Subsidiary, Inc., and OSI.

Exhibit Index

2.1 Merger Agreement and Plan of Organization dated as of December 18, 2003 by and among ARACOR, Robert A. Armistead, OSI Subsidiary, Inc., and OSI.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSI SYSTEMS, INC.

Date: January 21, 2004	By:	/s/ Victor Sze

Victor Sze Secretary and General Counsel